Exhibit 23.3

W.D. VON GONTEN & CO.

May 20, 2004

Contango Oil & Gas Company

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

Re: Contango Oil & Gas Company (“Contango”), Registration Statement on Form S-3

Gentlemen:

The firm of W.D. Von Gonten & Co. consents to the use of our name and to the incorporation by reference in Contango’s Registration Statement on Form S-3, dated on or about May 28, 2004, of the use of our report regarding Contango’s Proved Reserves and Future Net Revenue as of April 1, 2004, which is used in Contango’s Report on Form 10-Q for the quarter ended March 31, 2004, and of the use of our report regarding Contango’s Proved Reserves and Future Net Revenue as of Report as of July 1, 2003, which is used in Contango’s Report on Form 10-KSB for the fiscal year ended June 30, 2003.

W.D. Von Gonten & Co. has no interests in Contango or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango. Contango does not employ us on a contingent basis.

Yours very truly,

W.D. VON GONTEN & CO.

/s/ WILLIAM D. VON GONTEN, JR.
William D. Von Gonten, Jr.
President